UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2008

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

0-27570	56-1640186
(Commission File Number)	(IRS Employer ID Number)

929 North Front Street, Wilmington, North Carolina 28401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (910) 251-0081

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement with Certain Officers.

(c) On July 22, 2008, the Company announced that its wholly owned subsidiary, PPD Development, LP, had named Christine A. Dingivan, MD as its Executive Vice President and Chief Medical Officer, effective July 28, 2008. Dr. Dingivan’s employment will be governed by an employment agreement and other related agreements between her and the Company. The employment agreement will have an initial term of one year, with automatic one-year renewals thereafter unless either party gives notice of its desire to terminate. The employment agreement contains non-compete and non-solicitation covenants that extend beyond her employment.

Dr. Dingivan’s annual base salary will initially be $355,000. She will be granted an option to purchase 90,000 shares of PPD common stock at fair market value. Consistent with PPD’s standard practice, the option will vest ratably over three years. Dr. Dingivan will also be entitled to use Company aircraft for up to 5,000 miles per year subject to the Company’s aircraft policy. PPD will reimburse Dr. Dingivan for relocation costs, and pay her a $75,000 sign-on bonus, but if she quits or is terminated for cause within six months of hire she must repay 100% of these amounts, or 75% if between six and 12 months. Dr. Dingivan will be paid a guaranteed cash bonus of $177,500 on or about July 27, 2009 for the first year of her employment in lieu of participating in the Company’s Incentive Compensation Plan, provided that her employment agreement is renewed for another one-year period. If the Company elects to terminate the employment agreement prior to July 27, 2009, it will pay Dr. Dingivan the guaranteed bonus on or about July 27, 2009. For calendar year 2009 and thereafter, Dr. Dingivan will be entitled to participate in the Company’s Incentive Compensation Plan.

In the event the Company terminates Dr. Dingivan’s employment, she will be paid the accrued base salary through the date of termination or expiration, and be provided such benefits as required by law. We also entered into a severance agreement with Dr. Dingivan in our standard form. This agreement provides her two years salary, bonus and benefits if she is terminated without cause within one year after a change of control of the Company.

Prior to her employment by the Company, Dr. Dingivan spent 12 years with MedImmune, a worldwide biologics business acquired by AstraZeneca PLC in 2007. She most recently served as senior vice president of clinical development and operations, having previously held a number of roles with increasing responsibility. Among her many contributions, she oversaw strategic development and implementation of global clinical research programs across all therapeutic areas, provided senior clinical leadership for U.S. and European regulatory applications, and chaired the clinical safety monitoring committee.

Dr. Dingivan is 41 years old and has no familial relationships with any executive officer or director of the Company. Other than her employment by the Company, there have been no transactions in which the Company has participated and in which she had a direct or indirect material interest involving in excess of $120,000 since January 1, 2007, the beginning of the Company’s last completed fiscal year.

Item 7.01.	Regulation FD Disclosure.

The Company is furnishing as Exhibit 99.1 to this Form 8-K a press release, dated July 22, 2008, announcing Dr. Dingivan’s employment with the Company. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.260*	Employment Agreement effective July 28, 2008, between PPD Development, LP and Christine A. Dingivan, MD.

99.1**	Press release to announce employment of Christine A. Dingivan, MD, dated July 22, 2008.

*	The registrant has requested confidential treatment with respect to certain portions of this exhibit. Such portions have been omitted from this exhibit and filed separately with the U.S. Securities and Exchange Commission.
**	Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

Date: July 25, 2008
/s/ Daniel G. Darazsdi
Daniel G. Darazsdi,
Chief Financial Officer

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